BETA
OIL & GAS

For Immediate Release:

Beta Oil & Gas, Inc. Welcomes

David Wilkins as President and CEO

Tulsa, Oklahoma -- October 2, 2002 -- Beta Oil & Gas, Inc. (NASDAQ:BETA) announced today the appointment of David A. Wilkins as President and Chief Executive Officer. Additionally, Mr. Wilkins will join the Company's Board of Directors.

Mr. Wilkins (42 years old) comes to Beta from Tulsa based Vintage Petroleum, Inc. where he has most recently served as its General Manager of Latin America. Prior to this position, he served for four years as President and General Manager of Vintage Oil Argentina, Inc. Prior to Mr. Wilkins' assignment in Latin America, he served as Operations Manager for all of the U.S. for Vintage.

Mr. Wilkins holds a B.S. Degree in Petroleum Engineering from Texas Tech University. He began his career with Pioneer Production Corporation in 1982. He additionally served as Vice President of Operations for Esco Exploration, Inc. of Tulsa. He will replace Steve Antry as both President and CEO.

Mr. Antry stated: "It has always been my goal to hand off Beta's most senior management positions to someone with proven and extensive operational experience. With the current transition of the Company to a more balanced growth model, we strongly believe David possesses the experience and energy to build Beta's resource base through exploitation of existing opportunity, drilling and acquisitions. I and the other Directors are all looking forward to supporting David in his new role."

Beta Oil and Gas, Inc. is an independent energy company engaged in the production, exploration, and development of oil and gas properties using advanced seismic technology. For more information please contact Steve Antry or Steve Fischer at (800) 866-8055.

Forward Looking Statement: The statements in this report regarding projected earnings, projected production performance and expected drilling and development activities are "forward-looking statements" within the meaning of the federal security laws. Such statements are inherently uncertain, and actual results and activities may differ materially from those estimated or projected. Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report and other reports filed with the United States Securities and Exchange Commission. Such factors include, among others, uncertainties inherent in reserve estimations and production rates, especially for estimates of undeveloped reserves, operational risks with corresponding exposure to delays, significant cost overruns, and mechanical problems, the highly competitive nature of activity with corresponding resource shortages, and the uncertain cost and pricing environment in the industry. The Company has no obligation to update the statements contained in this report or to take action that is described herein or otherwise presently planned.